SCHEDULE 14A INFORMATION

 Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934
                                (Amendment No. 2)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant   [ ]
Check the appropriate box:
[X]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
           Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                   Swift Energy Pension Partners 1991-A, Ltd.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                              Swift Energy Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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      Item  22(a)(2) of  Schedule  14A.
[ ]   $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(4).
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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      2) Aggregate number of securities to which transaction applies:
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         pursuant to  Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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      4) Proposed maximum aggregate value of transaction:
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[ ]   Check box if any part of the fee is offset as provided by Exchange  Act
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previously.  Identify the previous filing by registration  statement  number, or
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                         ----------------------------------

                                                              September 30, 1997

Dear Interest Holders:

     Enclosed is a proxy statement and related information pertaining to a proposal to sell all of the Partnership's properties and dissolve and liquidate the Partnership. In order for the sale and liquidation to take place, Interest Holders holding a majority of the outstanding SDIs must approve this proposal. It is important that you review the enclosed materials before voting on the proposal. The Managing General Partner recommends that you vote in favor of such sale and liquidation for a number of reasons. See "The Proposal -- Reasons for the Proposal" and "Recommendation of the Managing General Partner."

     Swift Energy Pension Partners 1991-A, Ltd. has been in existence for over six years, and its net profits interest was purchased in 1991. No capital is available for any enhancement activities on the properties in which the Partnership owns non-operating interests or to produce the proved non-producing reserves on those properties. The Partnership's interest in proved reserves that can be produced without requiring further expenditures is quite low. For several years no net profits have been received by the Partnership due to the need to reduce excess costs incurred by its companion partnership to pay operating and enhancement costs. The balance of these excess costs significantly reduce the value of the Partnership's reserves. The Partnership's interest in proved producing reserves at January 1, 1997 is only 489.936 Mcfe. Thus, even if oil and gas prices were unusually high, there would be very little impact upon the Partnership's ultimate economic performance. See "The Proposal -- Partnership Financial Performance and Conditions." To continue operation of the Partnership means that Partnership direct and administrative expenses (such as costs of audits, reserve reports, and Securities and Exchange Commission filings), as well as the cost of operating the properties in which the Partnership owns an interest, will continue while revenues remain at low levels which may decrease the funds ultimately available for Interest Holders. See "The Proposal -- Estimates of Liquidating Distribution Amount." Thus, approval of the current sale of the Partnership's Property Interests at this time will accelerate the receipt by the Interest Holders of the remaining cash value of the Partnership's Property Interests.

     If Interest Holders holding a majority of the SDIs approve this proposal, the Managing General Partner will attempt to complete the sale of all Partnership properties by the end of 1997.

     Included in this package are the most recent financial and other information prepared regarding the Partnership. If you need any further material or have questions regarding this proposal, please feel free to contact the Managing General Partner at (800) 777-2750.

     We urge you to complete your Proxy and return it immediately, as your vote is important in reaching a quorum necessary to have an effective vote on this proposal. Enclosed is a green Proxy, along with a postage-paid envelope addressed to the Managing General Partner for your use in voting and returning your Proxy. Thank you very much.

                                            SWIFT ENERGY COMPANY,
                                            Managing General Partner

                                            By:   /s/ A. Earl Swift
                                                  ------------------------------
                                                  A. Earl Swift
                                                  Chairman

                   Swift Energy Pension Partners 1991-A, Ltd.
                        16825 Northchase Drive, Suite 400
                              Houston, Texas 77060
                                 (281) 874-2700

                  NOTICE OF SPECIAL MEETING OF INTEREST HOLDERS
                           To be held October 30, 1997


     Notice is hereby given that a special meeting of Interest Holders who hold depositary interests in Swift Energy Pension Partners 1991-A, Ltd. (the "Partnership") will be held at 16825 Northchase Drive, Houston, Texas, on Thursday, October 30, 1997 at 4:00 p.m. Central Time to consider and vote upon:

      The adoption of a proposal for (a) sale of substantially all of the assets of the Partnership (consisting of its net profits interest) including the purchase in certain circumstances of the Partnership's property interests underlying its net profits interests by the Managing General Partner and
      (b) the dissolution, winding up and termination of the Partnership (the "Termination"). All asset sales and the Termination comprise a single proposal (the "Proposal"), and a vote in favor of the Proposal will constitute a vote in favor of each of these matters.

      A record of Interest Holders has been taken as of the close of business on September 15, 1997, and only Interest Holders of record on that date will be entitled to notice of and to vote at the meeting, or any adjournment thereof.

      If you do not expect to be present in person at the meeting or prefer to vote by proxy in advance, please sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope which has been provided for your convenience. The prompt return of the proxy will ensure a quorum and save the Partnership the expense of further solicitation.

                                                    SWIFT ENERGY COMPANY,
                                                    Managing General Partner


                                                    /s/ John R. Alden
                                                    ----------------------------
                                                    JOHN R. ALDEN
                                                    Secretary
September 30, 1997

                   Swift Energy Pension Partners 1991-A, Ltd.
                        16825 Northchase Drive, Suite 400
                            Houston, Texas 77060-9468
                                 (281) 874-2700


                    ----------------------------------------

                                 PROXY STATEMENT
                    ----------------------------------------

                                     SUMMARY

General

     This Proxy Statement is being provided by Swift Energy Company, a Texas corporation (the "Managing General Partner") in its capacity as the Managing General Partner of Swift Energy Pension Partners 1991-A, Ltd. a Texas limited partnership (the "Partnership"), to holders of depositary interests ("SDIs") representing an initial investment of $1.00 per SDI in the Partnership. This Proxy Statement and the enclosed proxy are provided for use at a special meeting of interest holders (the "Interest Holders"), and any adjournment of such meeting (the "Meeting") to be held at 16825 Northchase Drive, Houston, Texas, at 4:00 p.m. Central Time on Thursday, October 30, 1997. The Meeting is called for the purpose of considering and voting upon a proposal to (a) sell substantially all of the assets of the Partnership (consisting of its net profits interest), including the purchase in certain circumstances of the Partnership's Property Interests underlying its net profits interest by the Managing General Partner, and (b) dissolve, wind up and terminate the Partnership (the "Proposal"), in accordance with the terms and provisions of Article XIX of the Partnership's Limited Partnership Agreement dated June 30, 1991 (the "Partnership Agreement"), and the Texas Revised Limited Partnership Act (the "Texas Act"). This Proxy Statement and the enclosed proxy are first being mailed to Interest Holders on or about October 6, 1997.

     Under Section 14.09 of the Partnership Agreement, the affirmative vote of Interest Holders holding at more than 50% of the SDIs then held by Interest Holders as of the Record Date (as defined) is required for approval of the Proposal. Each Interest Holder appearing on the Partnership's records as of September 15, 1997 (the "Record Date"), is entitled to notice of the Meeting and is entitled to one vote for each SDI held by such Interest Holder. Under Section
14.09 of the Partnership Agreement, the General Partners may not vote its SDIs for matters such as the Proposal. VJM Corporation, a California corporation, the Special General Partner of the Partnership, owns a .75% interest in the Partnership as a General Partner, but owns no SDIs. The Managing General Partner currently owns approximately 0.98% of all outstanding SDIs. Therefore, the affirmative vote of holders of more than 50% of the remaining SDIs is required to approve the proposed sale.

Partnership's Property Interests

     The working interest in the producing oil and gas properties in which the Partnership owns the Property Interests is owned by an affiliated companion partnership, Swift Energy Operating Partners 1991-A, Ltd. (the "Operating Partnership"). The Partnership's assets consist of a net profits interest that covers multiple working interests, and which may be divided into multiple net profits interests if the Operating Partnership separately sells one or more of its working interests burdened by the net profits interest (the "Property Interests"). Upon approval of the Proposal by the Interest Holders, the Managing General Partner intends to sell substantially all of the Partnership's Property

Interests, together with the Operating Partnership's working interests in the same properties, in a sale or series of sales, use the proceeds to pay or provide for the payment of liabilities, and then wind up the affairs of the Partnership. The total PV-10 Value of the Partnership's reserves as of December 31, 1996 was $837,878, before reduction for excess remaining costs. During 1996, approximately 56.3% of the Partnership's revenue was attributable to natural gas production. For more information, see the attached Annual Report on Form 10-K for the year ended December 31, 1996 and the Form 10-Q for the second quarter of 1997.

Method of Sale

     It is highly likely that the Property Interests will be sold in a series of sales rather than in a single transaction. The Managing General Partner anticipates that most of the Partnership's Property Interests will be offered for sale at auctions (together with the working interest owned by the Operating Partnership) conducted by the Oil & Gas Asset Clearinghouse (the "O&G Clearinghouse"), or a similar company engaged in auctions of oil and gas properties, although some of the Partnership's Property Interests may be sold in negotiated transactions with third parties. Other than the possible sale of interests in the AWP Olmos Field to the Managing General Partner (discussed in "Special Factors" below if no third party exceeds the minimum bid amount at auction) all sales will be made to unaffiliated third parties at auction or through negotiated transactions. The procedures to be followed for offering the AWP Olmos Field Property Interests at auction are discussed under "Special Factors" and "The Proposal -- Auction Procedure" herein. The Managing General Partner will not begin the sales process until the Proposal has been approved by the Interest Holders. A minimum auction price will be set for sale of certain of the Operating Partnership's working interest and the Partnership's Property Interest in the same field. If the Managing General Partner has an interest in purchasing certain of the Partnership's Property Interests if no higher price is paid at auction, the Managing General Partner will obtain an independent appraisal of the value of the Property Interest by an independent Consultant, J.R. Butler and Company ("J.R. Butler") before such Property Interest is offered at auction. A purchase of such property by the Managing General Partner will take place only if the Property Interest is first offered to third parties at auction, and then only if a price higher than the appraised value is not received from third parties. Bids over the minimum price from third parties will be accepted at auction. If no third party purchases these Property Interests at auction at prices above the minimum bid, then the Managing General Partner will purchase those interests for the minimum bid amount set by the third party appraisals.

     The Managing General Partner is asking for approval of the Proposal prior to offering the Partnership's Property Interests for sale, and thus before the sales prices for Partnership properties are known, to avoid delay in selling the Property Interests. Furthermore, as the Managing General Partner must sell the Partnership's Property Interests in its oil and gas properties together with the working interests in those same properties owned by the Operating Partnerships and several other Partnerships which it manages, solicitation of approval of each purchase offer from all of the partnerships would be impractical.

     It is possible, though unlikely, that less than all of the Partnership's Property Interests will be sold. See "The Proposal--Steps to Implement the Proposal--Negotiated Sale." The Managing General Partner anticipates that the majority of sales will be made by the end of the first quarter of 1998. The sale of Partnership Property Interests that account for at least 662/3% of the total value of the Partnership Property Interests will cause the Partnership to dissolve automatically under the terms of the Partnership Agreement and the Texas Act. Any Partnership Property Interests that are not sold at auction may be sold pursuant to negotiated sales to third parties. Currently there are no buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold. See "The

Proposal--Estimates of Liquidating Distribution Amount." In addition to the foregoing, there are some risks involved in the Proposal. See "Risk Factors."

                                 SPECIAL FACTORS

Partnership Property Interests

     The chart below presents information on those fields in which the Partnership has a Property Interest which constitutes 10% or more of the Partnership's PV-10 Value at January 1, 1997. The information below includes the location of each field, the number of wells and operator(s), together with information on the percentage of the Partnership's total PV-10 Value ($837,878) on January 1, 1997 attributable to each of these fields. Information is also provided regarding the percentage of the Partnership's production for the 18 months ended June 30, 1997 on a volumetric basis from each of these fields. On a volumetric basis, the percentages of the PV-10 Value at January 1, 1997 of these fields attributable to natural gas ranged between 57.7% and 94.3%, and most of the production from these fields (in excess of 64% for all fields shown) has been natural gas.

     Of the remaining 12 fields in which the Partnership owns a Property Interest, 4 fields each comprise less than 1% of the Partnership's PV-10 Value at January 1, 1997 and the PV-10 Value of each of the other 8 fields average 41.8% of the Partnership's PV-10 Value at the same date.




                                           North
                                           Buck          North         12
                               AWP         Draw          Foss        Other
                              Field        Field         Field       Fields
                             ---------------------------------------------------
                              McMullen     Campbell     Custer      TX (13);
County and State               County,      County,     County,     OK (27);
                                Texas       Wyoming    Oklahoma     KS (27);
                                                                    MS (9);
                                                                    AR (12);
                                                                    LA (2)
                             ...................................................
Number of Wells                   5           17           8           90
                             ...................................................
Operator                        Swift       Devon       Anson       Swift and
                                                                    3 others
                             ...................................................

% of 1/1/97 PV-10 Value         34.1%       30.3%       10.9%         24.7%
                             ...................................................
% of Production for 18
 months ended 6/30/97
 (Vol.)                          8.6%       14.6%       10.1%         66.7%
                             ...................................................



Possible  Sale of AWP Olmos  Field  Property  Interest to the  Managing  General
Partner

      If approved by a majority of the Limited Partners, the Proposal described above to sell substantially all of the Partnership's assets and subsequently to dissolve and terminate the Partnership will also result in the possible sale to the Managing General Partner, after first offering such Property Interest to third parties at auction, of the Partnership's Property Interest in the AWP
Olmos  Field,  representing  34.1%  of  its  PV-10 Value at January 1, 1997, for

$239,700. The possible sale of the Partnership's AWP Olmos Field Property Interest to the Managing General Partner is being proposed for Limited Partner approval in an attempt to realize the highest value for this Property Interest. The reasons for proposing the sale of the Partnership's Property Interests at this time are described in detail under "The Proposal -- Reasons for the Proposal." In summary, these reasons include: (i) the reduced levels of cash flow from the Partnership's Property Interests, which has resulted in only $70,500 in cash distributions to Limited Partners since January 1, 1996; (ii) the inherent decline in hydrocarbons produced over time in the absence of any further capital expenditures on the properties in which the Partnership has a Property Interest; (iii) the continuation of certain fixed oil field overhead and operating costs ($18,285 in 1996) which are incurred regardless of the level of production; and (iv) continued direct costs (audits, reserve reports, partnership filings) incurred each year ($49,369 in 1996). Because of the depletion of the Partnership's oil and gas reserves (825,518 Mcfe at January 1, 1997) and lack of cash flow, the Managing General Partner believes that the Partnership's asset base and future net revenues no longer justify the continuation of the Partnership's operations. It is also the Managing General Partner's belief that improvements over the last several years in the level of oil and gas prices, particularly those for natural gas, make this an appropriate time to consider the sale of the Partnership's Property Interests, which also increases the likelihood of maximizing the value of the Partnership's assets, although the level of future prices cannot be predicted with any accuracy. By selling its Property Interests and liquidating the Partnerships, future overhead and direct costs can be avoided and the receipt of the value of the Partnership's reserves accelerated so that such funds are received at one time. Such sale and liquidation is viewed by the Managing General Partner as preferable to requiring the periodic sale of a portion of its Property Interests over a long period of time to pay the expenses of future operations and administration.

AWP Olmos Field

     Of the Partnership's interest in remaining reserves (before including any reduction for costs and excess costs), 34.1% of the PV-10 Value of such reserves is located in the AWP Olmos Field, located in McMullen County in South Texas. Of the Partnership's 1996 revenues attributable to production, 7.4% was from the AWP Olmos Field. Although the AWP Olmos Field is the Managing General Partner's largest producing property, the Partnership's interest in the AWP Olmos Field is immaterial in relation to the Managing General Partner's interest in the field. The Managing General Partner operated 240 wells and had an acreage position of approximately 35,000 net acres in the AWP Olmos Field as of December 31, 1996. The General Partner has been an operator in the field since 1989 and has extensive experience with the field. Approximately 76% of the Partnership's reserves attributable to the AWP Olmos Field are proved nonproducing reserves, that cannot be produced without additional capital expenditures, which makes such reserves less valuable to the Partnership. On the other hand, in its position as operator of these properties, the Managing General Partner is in a position to provide information to J.R. Butler and Company ("Consultant"), an independent petroleum geological firm, that will allow Consultant to fully evaluate and give value to these behind-pipe reserves.

Fair Market Value Opinion of J.R. Butler and Company Regarding AWP Olmos Field Property Interest

     The Managing General Partner selected J.R. Butler and Company ("J.R. Butler" or the "Consultant") to appraise the Property Interests in the AWP Field held by three different partnerships. J.R. Butler is an established engineering consulting firm headquartered in Houston, Texas since 1948. J.R. Butler was selected from among three established consulting firms interviewed by the Managing General Partner. The Managing General Partner requested bid proposals and met with all three firms. The Managing General Partner selected J.R. Butler based upon the Managing General Partner's appraisal of Butler's capabilities, experience, responsiveness, fees quoted for the engagement and Butler's familiarity with the region in which the Property Interests are located.

     There has been no pre-existing relationship between the Managing General Partner and J.R. Butler prior to engagement of J.R. Butler in 1997 to appraise certain interests owned by three different partnerships for purposes of determining values or assessing the sale or possible sale of certain properties. These partnerships have paid J.R. Butler approximately $30,000 for such appraisal services. Although the Managing General Partner has no arrangement with J.R. Butler for future work, it is likely that the Managing General Partner would employ J.R. Butler for any future appraisals of properties owned by partnerships managed by Managing General Partner.

     The Managing General Partner did not instruct J.R. Butler as to values or limit the scope of J.R. Butler's investigation for purposes of preparing the appraisals. The Managing General Partner provided J.R. Butler with data, logs, maps, production and tests for Butler's use in determining the fair market value of the Property Interests. J.R. Butler prepared its own reserves analysis of the Property Interests and provided the fair market value thereof, and the Managing General Partner did not provide any values for the Property Interests. The J.R. Butler appraisal did not opine on the fairness of the transaction to the Limited Partners.

     The fair market value opinion ("Opinion") of the Consultant states that in the opinion of the Consultant, the aggregate market value of the Partnership's hydrocarbon reserves and future net revenues as of January 1, 1997, from the AWP Properties, in each case before reduction for any excess costs, is approximately $239,700. If the Partnership continues to operate with no sales of properties, it would not recognize these values because of the need to reduce any potential payments under the net profits interest by the amount of excess costs incurred by the Operating Partnership in relation to the properties in which the Partnership has an interest. The Opinion does not in any manner address the underlying business decision to sell these Property Interests. Moreover, the Opinion is necessarily based upon market, economic and other conditions as they existed on or could be evaluated as of January 1, 1997.

     The Consultant selected by the Managing General Partner to provide the fair market value opinion was chosen through a process whereby several independent consulting firms were interviewed by the Managing General Partner. The Managing General Partner determined that having a single independent appraisal of certain Property Interests to establish a minimum price at which such properties could be sold at auction would be adequate protection against conflicts of interest in any potential sale of such Property Interests to the Managing General Partner. Therefore, the Managing General Partner deemed such process to be a better use of Partnership resources than the retention of multiple appraisers to determine minimum prices to be based upon the highest or average value determined by the various appraisers. The Managing General Partner has not acquired a separate report or opinion regarding the fairness to the Limited Partners of the price at which the Partnership's Property Interest in the AWP Olmos Field may be sold to the Managing General Partner.

     The Consultant prepared the reserves and future performance estimates utilizing standard petroleum engineering methods. For properties with sufficient production history, reserves estimates and rate projections were based primarily on extrapolation of established performance trends and reconciled, whenever possible, with volumetric and/or material balance calculations. For the undeveloped locations, reserves were determined by a combination of volumetric calculations (geologic mapping) and analogy. The Opinion states that volumetrically determined reserves or those determined by analogy are generally subject to greater qualifications than reserves estimates supported by established production decline curves and/or material balance calculations. Consultant performed the determination and classification of reserves (with exception of the escalated prices and costs) in accordance with Securities and Exchange Commission guidelines. The definitions used by Consultant also conform to those promulgated by the Society of Petroleum Engineers (SPE) and the Society of Petroleum Evaluation Engineers (SPEE).

     Basic evaluation data used by Consultant, including production data, estimates of drilling, completion and workover costs and operating costs were obtained principally from the Managing General Partner. Gas and liquid prices were obtained from averaging the actual prices received by the Managing General Partner in 1996 through the month of October. The value of the wet gas stream was reflected by the Btu-adjusted gas price for each well. An additional adjustment in gas prices included a 5% reduction to reflect lease use. The estimates of future net revenue prepared by Consultant consisted of those revenues expected to be realized from the sale of the estimated reserves after deduction of royalties, ad valorem and production taxes, direct operating costs, excess costs and required capital expenditures, when applicable. Future net revenues used by Consultant were determined before the deduction of federal income tax. Consultant prepared market value estimates by applying qualitative risk adjustments considered by Consultant to be appropriate for the various reserves categories and "profit factors" (as applicable) against the spread of future net revenue values obtained from three pricing scenarios (one non-escalated and two escalation assumptions) and two present value discount rates of 10% and 17%.

     The reserves and the resulting "value estimates" included in the study by Consultant are not exact quantities. Future conditions may affect the recovery of estimated reserves and revenue, and all categories of reserves may be subject to revision and/or reclassification as more performance and well data become available. Furthermore, the Opinion states that any oil or gas reserves estimate or forecast of production and income is a function of engineering and geological interpretation and judgment and that such estimates should be used with the understanding that additional information obtained subsequent to a study may justify revisions which could increase or decrease the original estimates of reserves and value.

     Consultant is an independent consulting firm as provided in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the SPE. Neither Consultant nor any of its personnel have any direct or indirect interest in the Managing General Partner or the Partnership and Consultant's compensation was not contingent upon the results of its reserves estimates, cash flow analyses or market value opinion resulting from its review of the Partnership properties.

     In preparing the Opinion, Consultant assumed the accuracy and completeness of the financial and other information provided to it by the Managing General Partner or which were publicly available and did not attempt to independently verify such information. Consultant did not make field inspections or judgments relative environmental or other legal liabilities.

AWP Olmos Field Sale

     The properties to be sold at auction include the Partnership's Property Interest in the AWP Olmos Field. Because of the inherent conflict of interest between the Managing General Partner's fiduciary duty to the Partnership to obtain the highest price for the sale of the AWP Property Interest, and the Managing General Partner's interest as a buyer of such Properties, the Managing General Partner has developed a procedure to address these conflicts of interest in bidding on such property. At auction of this Property Interest, a minimum price will be set for sale of the Operating Partnership's working interest and the Partnership's Property Interest in the AWP Olmos Field. This minimum price will be based upon the fair market value provided by the Consultant for the AWP Olmos Field Property Interests.

     The Managing General Partner will purchase the AWP Property Interest only if no third party offers to purchase the AWP Property Interest at auction for a price which exceeds the minimum bid amount. J.R. Butler and Company, an independent third party appraiser, has already provided an appraisal which determined that the fair market value of the AWP Property Interest at January 1, 1997 was $239,700 (before any deductions for excess costs). This is also the amount to be used as the minimum bid amount at auction, and in the event such interest is not purchased at auction, will also be the price at which the Managing General Partner would purchase such Property Interest. The basis upon which this appraisal was prepared is discussed in detail under "Fair Market
Value Opinion of J.R. Butler and Company" above, and the appraisal itself is included with this Proxy Statement and incorporated herein by reference. The AWP Olmos Field Property Interest constitutes 34.1% of the Partnership's PV-10 Value at January 1, 1997, or approximately $285,716. If any third party bids more than the minimum bid amount, then it will be sold to such third party. If, however, the minimum bid amount is not received from a third party, then the Managing General Partner will purchase the Property Interest for that amount.

     The possible purchase of the Partnership's Property Interest in the AWP Olmos Field has been structured in a manner to ensure that the price received by the Partnership for its most important Property Interest is the best price available, principally through first requiring that the Property Interest be offered at auction to any third party which desires to purchase it. The appraised value of such AWP interest by J.R. Butler and Company of $239,700 compares to the PV-10 Value of the same interest as of January 1, 1997 of $285,716. The Managing General Partner does not believe that the PV-10 Value accurately reflects the amount that oil and gas industry members are currently paying to purchase producing properties on the open market, especially when so much of the PV-10 Value of the AWP Property Interest is attributable to proved non-producing reserves (76% of the PV-10 Value of the AWP Property Interest at January 1, 1997).

     During the auction process, the auctioneer does not disclose to prospective bidders the minimum bid amount which has been set on any Property Interest. When a bid first exceeds the sales price minimum, the auctioneer announces that the minimum amount has been exceeded and that the property will be sold. If the highest bid received does not exceed the minimum amount, the auctioneer announces that this is the case without disclosing the exact amount of the minimum bid required.

Fairness of Proposed AWP Sale

     The Managing General Partner believes that this proposed method of sale of the Partnership's AWP Olmos Field interest is fair to Limited Partners for a variety of reasons, none of which is given greater weight than another:

     1. Requiring that the Property Interest be offered at auction to third parties before any sale is made to the Managing General Partner provides a mechanism for receiving the highest price a third party is willing to pay. Only in the event that a higher price is not received will a sale be made to the Managing General Partner.

     2. The minimum price at which the Managing General Partner might buy the Partnership's AWP Olmos Field interest has been based upon an independent third party appraisal of its fair market value. The factors and methods used by J.R. Butler in making this appraisal are discussed in detail under "Fair Market Value Opinion of J.R. Butler and Company" above.

     3. Because of its position as the operator of the AWP Olmos Field and because of the significant number of wells which it operates in that field, the Managing General Partner believes it is in the position to offer the highest purchase price for such Property Interest based upon its familiarity with the costs of operating the field and its reservoir characteristics.

     4. No transaction will take place unless the Proposal is approved by a majority of Limited Partners, without the Managing General Partner voting its 0.98% limited partnership interest in the Partnership.

     Although the Managing General Partner has given consideration to offering the AWP Property Interests at auction to the third party highest bidder with no minimum sales price set, this alternative was rejected because there is no assurance that a price equal to that willing to be paid by the Managing General Partner would be received from third party bidders. Because of the Managing General Partner's substantial control and operation of the AWP Olmos Field, the level of interest and the amount that a third party would be willing to pay to purchase such interest might be negatively affected by the lack of control of such third party over such field and its operations. Similarly, attempts to negotiate transactions with third parties are likely to be negatively affected by the same lack of control and carry the same risks of receiving an insufficient price for this Property Interest.

     The possible sale of the AWP Olmos Field Property Interests to the Managing General Partner and the procedures established for such a sale have been approved by unanimous vote of the Board of Directors of the Managing General Partner. The funds for any such purchase by the Managing General Partner of the AWP interest will be funded from the Managing General Partner's working capital.

     Neither the Managing General Partner nor a majority of its independent directors retained an unaffiliated representative to act on behalf of the Partnership's Limited Partners for the purposes of negotiating the terms upon which any sale of the AWP Olmos Field interest to the Managing General Partner would be made or preparing a report concerning the fairness of such transaction.

Managing General Partner Benefits

     In addition to sharing the benefits available to Limited Partners through liquidating their interests and receiving the current value of those interests as a result of such sales, if the limited partners of the Companion Partnership also votes to sell their properties, then a portion of the sales proceeds from sale of the Partnership Property Interests will be used to pay the excess costs payable to the Managing General Partner. As of June 30, 1997, the properties on which the Partnership holds its net profits interest still carried excess operating costs of $157,932. Any sale to the Managing General Partner of the Partnership's Property Interests in the AWP Olmos Field would have no effect or inconsequential effect on the Managing General Partner's net book value and net earnings.

            THE PROPOSAL INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."

o If the Proposal is approved, the Interest Holders will not have an opportunity to approve the specific terms of any particular sale of the Property Interests.

o Currently there are no third party buyers for the Property Interests and the price at which they will be sold has not yet been determined. The Managing General Partner cannot accurately predict the prices at which the Property Interests ultimately will be sold to third parties.

o No minimum prices will be established for many of the Property Interests, so there is no guarantee that the Property Interests will be sold at or above their fair market value.

o If the Proposal is adopted, certain Property Interests may be sold to the Managing General Partner if no higher bid is offered to third parties at auction. Any such sale must be at the price determined by a single third party appraisal, which is also the price used as the minimum price at which such Property Interests will be offered, which may not reflect the fair market value of the Property Interests.

o The sale of the Property Interests is dependent upon the simultaneous sale of the Operating Partnership's interest in the same properties. The failure of the Operating Partnership to approve the proposal could significantly adversely affect the likelihood of the sale of the Property Interests.

o If the Proposal is adopted, although a final liquidating distribution is anticipated the amount thereof is not assured. See "The Proposal--Estimates of Liquidating Distribution Amount."

     If the Proposal is not approved by Interest Holders holding more than 50% of the SDIs held by Interest Holders other than the Managing General Partner, the Partnership will continue to exist. In that event, however, due to the expected decline in revenues, the Managing General Partner estimates that a portion of the Partnership's Property Interests ranging from an average of 10% to 15% will need to be sold each year in order to cover future direct costs, operating costs and administrative costs.

     The Managing General Partner receives operating fees for wells in which the Partnership has a net profits interest and for which the Managing General Partner or its affiliates serve as operator. It is anticipated that, due to the sale of interests in wells by the Operating Partnership, the Managing General Partner will no longer serve as operator for a number of the wells in which the Partnership has a net profits interest. To the extent that the operator changes because of a change in ownership of the properties, the Managing General Partner will lose the revenues it currently earns as operator. The Managing General Partner believes, however, that it will be positively affected, on the other hand, by liquidation of the Partnership, on the basis of its ownership interest in the Partnership. See "The Proposal--Estimates of Liquidating Distribution Amount," and "The Proposal--Impact on the Managing General Partner."

       INTEREST HOLDERS ARE URGED TO COMPLETE, SIGN AND DATE THE ENCLOSED
         PROXY AND TO RETURN IT TO THE MANAGING GENERAL PARTNER NO LATER
                             THAN OCTOBER 24, 1997.

                                GLOSSARY OF TERMS


Btu means British Thermal Unit, which is a heating equivalent measure for natural gas.

Mcf means thousand cubic feet of natural gas.

Mcfe means thousand cubic feet of natural gas equivalent, which is determined using the ratio of one barrel of oil, condensate or natural gas liquids to six Mcf of natural gas.

Mmbtu means million British Thermal Units, which is a heating equivalent measure for natural gas.

Net Profits Interest means an interest in oil and gas property which entitles the owner to a specified percentage share of the Gross Proceeds generated by such property, net of aggregate operating costs. Under the NP/OR Agreement, the Partnership receives a Net Profits Interest entitling it to a specified percentage of the aggregate Gross Proceeds generated by, less the aggregate operating costs attributable to, those depths of all Producing Properties acquired pursuant to such agreement that are evaluated at the respective dates of acquisition to contain Proved Reserves, to the extent such depths underlie specified surface acreage.

NP/OR Agreement means the form of Net Profits and Overriding Royalty Interest Agreement entered into between the Partnership and an Operating Partnership pursuant to which the Partnership acquired a Net Profits Interest, or in certain instances various Overriding Royalty Interests, from the Operating Partnership in a group of Producing Properties. The Working Interest in such group of properties is held by the Operating Partnership.

PV-10 Value means the estimated future net revenue to be generated from the production of proved reserves discounted to present value using an annual discount rate of 10%; these amounts are calculated net of estimated production costs and future development costs, using prices and costs in effect as of a certain date, without escalation and without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense or depreciation, depletion and amortization.

Producing Properties means Properties (or interests in properties) producing oil and gas in commercial quantities, or containing shut-in wells capable of such production, or properties which are acquired as an incidental part of the acquisition of such properties. Producing Properties shall include associated well machinery and equipment gathering systems, storage facilities or processing installations or other equipment and property associated with the production and field processing of oil or gas. Interests in Producing Properties may include Working Interests, production payments, Royalty Interests, Overriding Royalty Interest, Net Profits Interests, and other nonoperating interests. Producing Properties may include gas gathering lines or pipelines. The geographical limits of a Producing Property may be enlarged or contracted on the basis of subsequently acquired geological data to define the productive limits of a reservoir, or as a result of action by a regulatory agency employing such criteria as the regulatory agency may determine.

Proved Reserves means those quantities of crude oil, natural gas, and natural gas liquids which, upon analysis of geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. Proved Reserves are limited to those quantities of oil and gas which can be reasonably expected to be recoverable commercially at current prices and costs, under existing regulatory practices and with existing conventional equipment and operating methods.

Royalty Interest means a fractional interest in the gross production, or the Gross Proceeds therefrom, of oil and gas and other minerals under a lease; free of any expenses of exploration, development, operation and maintenance.

Working Interest means the operating interest under an oil, gas and mineral lease or other property interest covering a specific tract or tracts of land. The owner of a Working Interest has the right to explore for, drill and produce the oil, gas and other minerals covered by such lease or other property interest and the obligation to bear the costs of exploration, development, operation or maintenance applicable to his interest.

                             VOTING ON THE PROPOSAL

Vote Required

     According to the terms of the Partnership Agreement, approval of the Proposal requires the affirmative vote of Interest Holders holding more than 50% of the SDIs held by Interest Holders. Therefore, an abstention by an Interest Holder will have the same effect as a vote against the Proposal. This solicitation is being made for votes in favor of the Proposal (which will result in liquidation and dissolution). As of the Record Date, 2,516,649.60 SDIs were outstanding and were held of record by 298 Interest Holders. Each Interest Holder is entitled to one vote for each SDI held in his name on the Record Date. Accordingly, the affirmative vote of holders of more than 1,258,324.80 SDIs is required to approve the Proposal. The General Partners and their Affiliates are not entitled to vote SDIs held by them on the Proposal under Section 14.09 of the Partnership Agreement.

     Interest Holders should be aware that once they approve the Proposal pursuant to this Proxy Statement, they will have no opportunity to evaluate the actual terms of any specific purchase offers for the Partnership's Property Interests. See "The Proposal - General" herein. See "The Proposal -- Reasons for the Proposal" and "The Partnership -- Transactions Between the Managing General Partner and the Partnership."

Proxies; Revocation

     A sample of the form of proxy is included in this Proxy Statement. The actual proxy to be used to register your vote on the Proposal is the separate green sheet of paper included with the Proxy Statement. PLEASE USE THE GREEN PROXY TO VOTE UPON THE PROPOSAL.

     If a proxy is properly signed and is not revoked by an Interest Holder, the SDIs it represents will be voted in accordance with the instructions of the Interest Holder. If no specific instructions are given, the SDIs will be voted FOR the Proposal. An Interest Holder may revoke his proxy at any time before it is voted at the Meeting. Any Interest Holder who attends the Meeting and wishes to vote in person may revoke his proxy at that time. Otherwise, an Interest Holder must advise the Managing General Partner of revocation of his proxy in writing, which revocation must be received by the Managing General Partner at 16825 Northchase Drive, Suite 400, Houston Texas 77060 prior to the time the vote is taken.

No Appraisal or Dissenters' Rights Provided

     In connection with the proposal to sell substantially all of its assets and liquidate the Partnership, Limited Partners are not entitled to any dissenters' or appraisal rights such as would be available to shareholders in a corporation engaging in a merger. Dissenting Limited Partners are protected under state law by virtue of the fiduciary duty of general partners to act with prudence in the business affairs of the Partnership.

Payment of Liquidating Distributions

     Following the approval of the Proposal at the Meeting, Interest Holders will receive a final liquidating distribution in cash from the Partnership as soon as practicable after the affairs of the Partnership have been wound up. The Managing General Partner expects that such payment will be made by year-end 1997. It will not be necessary for Interest Holders to surrender any certificate or other documents representing their ownership of SDIs. Payment will be made to each Interest Holder identified on the Partnership's records as of the Record Date, or, upon appropriate written instruction from an Interest Holder, to his assignee.

Solicitation

     The solicitation is being made by the Partnership. The Partnership will bear the costs of the preparation of this Proxy Statement and of the solicitation of proxies and such costs will be allocated 85% to the Interest Holders and 15% to the General Partners with respect to their general partnership interests pursuant to Section 9.01. As the Managing General Partner holds approximately 0.98% of the SDIs held by all Interest Holders, 0.98% of the costs borne by the Interest Holders will be borne by the Managing General Partner, in addition to its portion borne as a General Partner. Solicitations will be made primarily by mail. In addition to solicitations by mail, a number of regular employees of the Managing General Partner may, if necessary to ensure the presence of a quorum, solicit proxies in person or by telephone. The Managing General Partner also may retain a proxy solicitor to assist in contacting brokers or Interest Holders to encourage the return of proxies, although it does not anticipate doing so. The costs of this proxy solicitation, including legal and accounting fees and expenses, printing and mailing costs, and related costs are estimated to be approximately $20,000.

                                  RISK FACTORS

     An Interest Holder considering whether to vote in favor of the Proposal should give careful consideration to the risks involved, including those summarized below:

Uncertainty of Liquidating Distributions

     While the Managing General Partner is not aware of any unknown liabilities at this time, should any unexpected liabilities come to light prior to making any final liquidating distribution, such liabilities could significantly reduce, or eliminate altogether, any final distribution.

Undetermined Sales Prices; Volatility of Oil and Gas Prices

     Interest Holders will not have an opportunity to approve the specific terms of any particular sale of the Property Interests and anticipated sales prices for the Property Interests may not be achieved. Should domestic gas prices strengthen after the sales of the assets, it is possible that more advantageous sales prices for the properties might have been realized at a later date.

Potential Purchase by an Affiliate

     The Partnership's Property Interests in the AWP Olmos Field may be sold to the Managing General Partner if the minimum price for those properties, set by an independent appraiser retained by the Managing General Partner, is not exceeded by a bid from a third party at auction. The Managing General Partner will use this procedure for Property Interests in the AWP Olmos Field and may determine to use this procedure for sale of certain other properties. Property Interests may also be conveyed to the Managing General Partner for no consideration if such interests cannot be sold to third parties and it is determined that there is no value to such interests. There is no guarantee that any of the other Property Interests will be sold at or above their fair market value.

Dependence on Operating Partnership

     If the Partnership approves the proposal to sell its properties but the Operating Partnership does not approve the sale of its Property Interests and actually sell its interests in the same properties, then the Partnership will be forced to sell its net profits interest as a single property (or undivided interests therein). The purchaser or purchasers would have no control as working interest owners, as the working interest will still be retained by the Operating Partnership. If this lack of control prevents an economic sale to a third party of the Partnership's Property Interests, the Managing General Partner will again obtain a third party appraisal of the Partnership's Property Interests from J.R. Butler and purchase those properties itself for the appraisal price. Therefore, the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Operating Partnership to sell their ownership interests in the same properties together, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Operating Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other partnership. See "The Proposal--Simultaneous Proposal to Operating Partnership."

Prices Used for Calculation of PV-10 Value of Proved Reserves

     The PV-10 Value of the Partnership's proved oil and gas reserves upon which the estimates of the range of liquidating distributions have been calculated using an estimate of 1997 average prices without any escalation of $2.25 per MMBTU. These estimates were based upon pricing scenarios determined by the Managing General Partner and are not the same as those mandated by the Securities and Exchange Commission for reserves disclosures under applicable SEC Rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. These higher prices have not been used because of the fall in prices since year-end 1996 and the Managing General Partner's determination that reserve estimates using 1997 average prices more accurately reflect values likely to be received upon sale of the Partnership's Property Interests within the next six months than estimates based upon year-end 1996 prices. If this assumption is incorrect or prices increase rapidly at the end of 1997, the estimates of the Partnership's PV-10 Value and proceeds receivable upon liquidation of its Property Interests are likely to be too low.

                                  THE PROPOSAL

General

     The Managing General Partner has proposed that the Partnership's net profits interest be sold, the Partnership be dissolved and that the Managing General Partner, acting as liquidator, wind up its affairs and make final distributions to its partners. The Partnership's assets consist of a net profits interest (the "Property Interests") in producing oil and gas properties in which the working interest is owned by an affiliated partnership also managed by the Managing General Partner and formed at approximately the same time as the Partnership was organized. The Partnership's non-operating net profits interest exists by virtue a Net Profits and Overriding Royalty Interest Agreement ("NP/OR Agreement") dated June 30, 1991 with Swift Energy Operating Partners 1991-A, Ltd. (the "Operating Partnership"). The NP/OR Agreement gives the Partnership a net profits interest in a group of producing properties in which the Operating Partnership owns the working interests, and entitles the Partnership to receive a portion of the net profits from operation of the group of producing properties owned by the Operating Partnership which are subject to the NP/OR Agreement. The net profits percentage to which the Partnership is entitled is based upon a percentage of the gross proceeds (reduced by certain costs) from the sale of oil and gas production from these properties.

     The Managing General Partner intends to sell most of the Partnership's Property Interests through auction conducted by the O&G Clearinghouse or a similar company, although some of the Partnership's Property Interests might be sold to a third party in negotiated transactions or to the Managing General Partner or its affiliates under certain circumstances discussed in detail herein. The Managing General Partner expects to sell all properties not sold by auction pursuant to negotiated sales conducted by the Managing General Partner or a third party engaged to dispose of the Partnership's assets. The Partnership, if not terminated earlier, will terminate automatically, pursuant to the terms of the Partnership Agreement, on December 31, 2021.

     The Managing General Partner is an independent oil and gas company engaged in the exploration, development, acquisition and operation of oil and gas properties, both directly and through partnership and joint venture arrangements, and therefore holds various interests in numerous oil and gas properties. Furthermore, the Managing General Partner is the managing general partner of a number of oil and gas partnerships.

Partnership Financial Performance and Condition

     The Partnership owns non-operating Property Interests in producing oil and gas properties within the continental United States in which Operating Partnerships managed by the Managing General Partner own the working interests. By the end of 1991 the Partnership had expended all of its original capital contributions for the purchase of a Property Interest in oil and gas producing properties. During 1996 approximately 56.3% of the Partnership's revenue was attributable to natural gas production. The Operating Partnership has, from time to time, performed workovers and recompletions of wells in which the Partnership has Property Interests, using funds advanced by the Managing General Partner to perform these operations, a portion of which amounts has been subsequently repaid from production.

     Interest Holders made contributions of $2,541,650, in the aggregate to the Partnership. The Managing General Partner has made capital contributions with respect to its general partnership interest of $292,290. Additionally, pursuant to the presentment right set forth in Article XV of the Partnership Agreement, it purchased 25,000 SDIs from Interest Holders.

      From inception through January 31, 1997, the Partnership has made cash distributions to its Interest Holders totaling $743,300. Through January 31, 1997, the Managing General Partner has received cash distributions from the Partnership of $116,878 with respect to its general partnership interest, and distributions of less than $1,000 related to the limited number of SDIs it purchased from Interest Holders. On a per SDI basis, Interest Holders had received, as of January 31, 1997, $0.29 per SDI, or approximately 29.24% of their initial capital contributions.

      The Partnership acquired its Property Interests at a time when oil and gas prices and industry projections of future prices were much higher than actually occurred in subsequent years. As detailed in the Designated Properties Supplement dated March 19, 1991 regarding Property Interests to be acquired by the Partnership, when the Managing General Partner projected future oil and gas prices to evaluate the economic viability of an acquisition, it compared its forecasts with those made by banks, oil and gas industry sources, the U.S. government, and other companies acquiring producing properties. Acquisition decisions for the Partnership were based upon a range of increasing prices that were within the mainstream of the forecasts made by these outside parties. At the time that the Partnership's Property Interests covering producing properties were acquired, prices averaged about $23 per barrel of oil and $1.90 per Mcf of natural gas. Oil and gas prices were expected to escalate during subsequent years of the Partnership's operations. In general, in early 1991 all of these sources forecasted increases in product prices that were based upon oil and gas prices at the time, which reflected the invasion of Kuwait by Iraq in the summer of 1990 and the commencement of hostilities in the Gulf War in 1991. The Partnership's Property Interest was acquired during the first quarter of 1991 when current prices were predicted to escalate according to certain parameters from then current levels. The predicted price increases did not occur and prices fell precipitously from 1991 to 1992. The bulk of the Partnership's reserves were produced from 1991-1995 during which time the Partnership's oil prices in fact averaged $17.35 per barrel and natural gas prices averaged approximately $1.70 per Mcf.

     The following graphs illustrate the above factors with respect to gas revenues only, due to the fact that a substantial majority of the Partnership's production to date being natural gas, the bulk of which was produced during the years when gas prices were the lowest.






                            GAS PER MCF
                      ------------------------
YEAR                  ACTUAL          EXPECTED            YEAR            MCFE
----                  ------          --------            ----           ------
1990                   1.86             2.04              1990           253497
1991                   1.63             2.24              1991           806323
1992                   1.80             2.68              1992           704598
1993                   1.96             3.19              1993           527436
1994                   1.89             3.38              1994           463380
1995                   1.44             3.58              1995           357960
1996                   2.02             3.79              1996           305494

[GRAPHIC OMITTED -- Represented by table above.] (Comparison of Gas Prices Expected in 1990 to Gas Prices Actually Received)

[GRAPHIC OMITTED -- Represented by table above.] (Amounts of Production to Date Produced by Year)

     In addition to the effect of prices, Partnership performance has been negatively affected by problems related to a limited number of specific wells in the Operating Partnership's acquisitions included within the net profits interests, which disproportionately decreased cash flow because these wells had been anticipated to have significant early cash flows. For example, in 1992, a well in the Lewisburg Field, Acadia Parish, Louisiana (the acquisition costs of which were 8% of Limited Partners' initial capital contributions) required certain workover procedures, due to increased water production. The procedure was unsuccessful and the well was recompleted higher in the producing zone. Although production was re-established, the well is producing at a rate lower than prior to the water encroachment. Additionally, four wells in the Simbrah Field, Jackson County, Texas (the acquisition costs of which were 33% of Limited Partners' initial capital contributions) experienced rapid depletion of the producing zone in 1992 and 1993. Recompletion attempts into upper zones were unsuccessful and the wells were plugged and abandoned in 1994. Recompletion and maintenance procedures were attempted on several other wells in Louisiana, Arkansas and Mississippi (the acquisition costs of which were ____% of the Limited Partners' initial capital contribution) with limited success between 1993 and 1996. The costs to the Partnership for all of these workover and recompletion attempts were $215,601, and as of January 1, 1997 the PV-10 Value associated with these wells was 2.74% of the Partnership's total PV-10 Value. Subsequent enhancement activities were undertaken on the properties in which the Operating Partnership held a working interest. To the extent funds were available from 1993 to 1995, the Partnership's companion Operating Partnership drilled seven material development wells on properties in which the Partnership had Property Interests, of which six were successful. Five of the seven wells were in McMullen County, Texas in the AWP Olmos Field and the other two wells were in Custer County, Oklahoma and Fayette County, Texas, respectively. The drilling costs to the Partnership for these seven wells was $190,574, and the wells represent 38.1% of the January 1, 1997 PV-10 Value of the Partnership. The benefit of these enhancement activities, however, was reduced by the need to repay the costs incurred for these enhancements.

     Lower prices also had an effect on the Partnership's interest in proved reserves. Estimates of proved reserves represent quantities of oil and gas which, upon analysis of engineering and geologic data, appear with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. When economic or operating conditions change, proved reserves can be revised either up or down. If prices had risen as predicted, the volumes of oil and gas reserves that are economically recoverable might have been higher than the year-end levels actually reported because higher prices typically extend the life of reserves as production rates from mature wells remain economical for a longer period of time. Production enhancement projects that are not economically feasible at low prices can also be implemented as prices rise. At present, because of the small remaining amount of reserves, further price increases would not have a significant impact on the Partnership's performance.

     As required in the Partnership Agreement, the Partnership expended all of the partners' net commitments available for property acquisitions many years ago to acquire Property Interests in producing oil and gas properties. The net profits paid by the Operating Partnership to the Partnership have been reduced by amounts used by the Operating Partnership to pay operating and enhancement costs to the third party operator. These costs relate to the working interests that were subject to the Partnership's net profits interest. The Managing General Partner of the Operating Partnership advanced most of these costs because it felt that such expenditures would increase the value of the properties in which the Partnership and the Operating Partnership have an interest. Neither the Operating Partnership's partnership agreement nor the Partnership's partnership agreement allow additional assessments to be made against any Interest Holder. No material funds are available at the current time from Partnership revenues or other sources to enable the Partnership to make additional capital expenditures and no new capital expenditures are planned. The Managing General Partner anticipates that a sale of the Partnership's Property

Interests will generate sufficient cash to make a liquidating distribution to the Interest Holders.

Anticipated Impact of Property Sales and Liquidation

     As of June 30, 1997, the properties on which the Partnership holds its net profits interest still carried excess operating costs of approximately $158,000. Because of the amount of remaining costs, cash distributions have been limited in recent years. Given the amount of costs incurred in excess of net revenues on properties in which the Partnership has a non-operating interest (which has resulted in a significant payable by the Operating Partnership to the Managing General Partner which has not been repaid by the Operating Partnership), net profits payments from the Operating Partnership have been reduced in recent years, which has also reduced the reserve value of the Partnership's net profits interest. Neither the Operating Partnership's partnership agreement nor the Partnership's partnership agreement allow additional assessments to be made against any Interest Holder, nor may any portion of Partnership capital be remitted to the Operating Partnership to reduce excess operating costs. Under the NP/OR Agreement, excess operating costs must be debited from revenues generated by the working interests before any net profits can be paid to the Partnership or a subsequent owner of the net profits interest. This requirement substantially diminishes the fair market value of the net profits interest. The Managing General Partner, however, anticipates that a sale of the Partnership's Property Interests will generate sufficient cash to make a liquidating distribution to the Interest Holders.


Estimates of Liquidating Distribution Amount

     It is not possible to accurately predict the prices at which the Property Interests will be sold. The sales price of the Partnership's net profits interest or possibly multiple net profits interests may vary. In the latter case, certain Property Interests might sell for a higher price and others for a lower price than those estimated below. The projected range of sales prices below has been based upon estimated future net revenues for the Partnership's Property Interests, using an estimate of 1997 average prices without any escalation of $2.25 per Mmbtu. The "high" range of estimated distributions from liquidation is based upon estimated future net revenues discounted to present value at 10% per annum. The "low" range is 70% of the "high" range estimate. The 1997 price estimate grew out of the pricing scenarios determined by the Managing General Partner, which scenarios are used in various circumstances, including economic modeling of partnership returns and evaluating the economics of property sales or property acquisitions for the Managing General Partner or for partnerships managed by the Managing General Partner. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosures under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because current estimates of 1997 average prices more accurately reflect prices purchasers of properties are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership for the first six months of 1997 was $2.12 per Mcf as compared to $4.79 per Mcf at December 31, 1996. For the lower end of such projected sales proceeds, the estimated sales proceeds have been further reduced to 70% of those shown for the higher end of the range. On July 1, the Managing General Partner's estimated weighted average price of gas for the remainder of 1997 was $2.58 per Mcf.

     Set forth in the table below are estimated proceeds that the Partnership may realize from sales of the Partnership's properties, after taking into account reduction of the value of those Property Interests due to excess costs, estimated expenses of the related dissolution and liquidation of the Partnership, and the estimated amount of net distributions available for Interest Holders as a result of such sales.


           Range of Interest Holders' Share of Estimated Distributions
                       from Property Sales and Liquidation

                                                            Projected Range
                                                          ----------------------
                                                             Low         High
                                                          ---------   ----------
Net Sales Proceeds(1)                                     $ 459,300   $ 703,200

Partnership Dissolution Expenses(2)                       $ (17,000)  $ (17,000)
                                                          ----------  ----------
Net Distributions payable to Interest Holders             $ 440,300   $ 686,200
                                                          ==========  ==========

Net Distributions per $1.00 SDI                           $     .17   $     .27
                                                          ==========  ==========

-------------------

(1) Includes cash and net receivables and payables of the Partnership, net of selling expenses estimated to be 7% of sales proceeds.

(2) Includes Interest Holders' share of all costs associated with dissolution and liquidation of the Partnership.



     If, on the other hand, the Partnership were to retain its Property Interests and continue to benefit from production of those properties until depletion, the table below estimates the return to Interest Holders, discounted to present value, based upon the same pricing and discount assumptions used above. The estimates of the present value of future net distributions have been further reduced by continuing audit, tax return preparation and reserve engineering fees associated with continued operations of the Partnership, along with direct and general and administrative expenses estimated to occur during this time. Such estimates do not take into account any sale of a portion of the Partnership's Property Interests necessary in order to generate sufficient cash proceeds to pay general, administrative and operating expenses, which would reduce the revenues of the Partnership. Moreover, the following estimated future net revenues do not take into account any growth in excess costs which might be incurred by the Partnership's Companion Partnership due to needed future maintenance or remedial work on the properties in which the Partnership has an interest.

                    Estimated Share of Interest Holders'
                   Net Distributions from Continued Operations


Future Net Revenues from Net Profits Interest (over 20 years)(1)   $ 1,273,600

Partnership Direct and Administrative Expenses(2)                  $   (77,700)
                                                                   -------------
Net Distributions to Interest Holders (payable over 20 years)(3)   $ 1,195,900
                                                                   =============

Net Distributions per $1.00 SDI(4)                                 $       .47

Present Value of Net Distributions per $1.00 SDI(5)                $       .28

--------------------

(1) Includes cash and net receivables and payables of the Partnership. Interest Holders' future net revenues are based on the reserve estimates at December 31, 1996 after reduction for excess costs, assuming unescalated prices based on predictions of 1997 average prices. To a limited extent, future net revenues may be influenced by a material change in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal." The actual prices that will be received and the associated costs may be more or less than those projected. See "The Partnership--Partnership Financial Condition and Performance."

(2) Includes Interest Holders' share of general and administrative expenses, and audit, tax, and reserve engineering fees.

(3) Based upon the Partnership's reserves having a projected 20-year life, assuming flat pricing. To a limited extent, net distributions may be influenced by a material change in the selling prices of oil or gas. For further discussion of this, see "--Reasons for the Proposal." The actual prices that will be received and the associated costs may be more or less than those projected.

(4) Does not reflect effect of intermittent sales of Property Interests to pay administrative costs once the properties no longer generate sufficient revenues to cover such costs. The Managing General Partner estimates that Property Interests ranging from an average of 10% to 15% of the value of the Partnership's properties would have to be sold each year to cover such costs.

(5)  Discounted at 10% per annum.

     Among factors which can affect the ultimate sales price received for Partnership Property Interests are the following:

(1) The above cases presume that 100% of the Partnership's Property Interests will be sold.

(2) In certain instances, the Partnership, together with the Operating Partnerships which will be offering its working interest in the properties in which the Partnership owns a Property Interest, will own a large enough interest in the properties to allow the purchaser to designate a new operator of the properties, which normally increases the amount that a purchaser is willing to pay.

(3) Changes in the market for gas or oil may affect the pricing assumptions used by purchasers in evaluating property value and possible purchase prices.

(4) Different evaluations of the amount of money required to be spent to enhance or maintain production may have a significant effect upon the ultimate purchase price.

(5) In certain instances, the Managing General Partner may set minimum bidding prices for those properties offered at auction, which may not be met.

(6) The Managing General Partner may choose to package certain less attractive properties together with other properties in order to enhance the likelihood of their sale. Such packaging could result in a significant discount by prospective purchasers of the value of the Partnership's more productive properties contained in such packages.

     The Partnership Agreement authorizes the Managing General Partner to sell the Partnership Property Interests at a price that the Managing General Partner deems reasonable. The proceeds of all sales, to the extent available for distribution, are to be distributed to the Interest Holders and the General Partners in accordance with Section 9.01 of the Partnership Agreement as follows. After use of available proceeds from property sales to reserves for contingent or unforeseen liabilities of the Partnership, the proceeds are to be used to repay the capital accounts of the Partners whose capital accounts have not yet been repaid. The amounts finally distributed will depend on the actual sales prices received for the Partnership assets, results of operations until such sales and other contingencies and circumstances.

Fairness of the Proposal; Comparison of Sale Versus Continuing Operations

     The Managing General Partner believes that the Proposal to sell the Partnership's Property Interests and liquidate is fair to Interest Holders for several reasons. No such transactions will take place unless the Proposal is approved by a majority of Interest Holders, without the Managing General Partner voting its 0.98% of SDIs. The Partnership's Property Interests will be sold to the highest third-party bidder at auction or to the third party which is willing to purchase the interests for the highest price in a negotiated sale unless the Managing General Partner purchases the Partnership's Property Interest in the AWP Olmos Field in the absence of a third-party bid at auction higher than the appraised value of that interest. The fairness of making such a sale to the Managing General Partner is discussed in detail under "Special Factors [Considerations]-- Fairness of Possible Sale of AWP Olmos Field Interest to the Managing General Partner." Based on the above tables, it is estimated that an Interest Holder could expect to receive from $0.17 to $0.27 per $1.00 SDI upon immediate sale of the Partnership Property Interests. In comparison, it is estimated that an Interest Holder could expect to receive approximately $0.28 per $1.00 SDI, discounted to present value ($0.47 per $1.00 SDI over 17 years on an undiscounted basis) if the Partnership continued operations. Although the estimates contained under "The Proposal--Estimates of Liquidating Distribution Amount" above show that estimated cash distributions to Interest Holders (based on net present value) from continued operations over twenty years would be approximately 3.7% higher than estimated cash distributions from selling the Partnership's properties and liquidating the Partnership at this time (based on the "high" range of estimates), the Managing General Partner believes there is a substantial advantage in receiving the liquidating distribution in one lump sum currently. The estimates of distributions from continued operations are based upon current prices. It is highly likely that over such a long period of time, oil and gas prices will vary appreciably and possibly widely from the prices used to prepare these estimates. Continued operations over such a long period of time subject Interest Holders to the risk of receiving lower levels of cash distributions if oil and gas prices over this twenty year period are lower on average than those used in preparing the estimates of cash distributions from continued operations. With no further capital to invest, continued operations over twenty years subject Interest Holders to the risks of price volatility and to possible changes in costs or need for workover or similar significant remedial work on the properties in which the Partnership owns Property Interests, for which the Partnership has no capital. The Managing General

Partner also believes that there is an advantage to Interest Holders taking any funds to be received upon liquidation and redeploying those assets in other investments, rather than continuing to receive small distributions over such a long period of time.

     Such estimates are based on December 31, 1996 reserve estimates assuming unescalated pricing throughout the remaining life of the properties in which the Partnership owns an interest. The actual prices that will be received and the associated costs may be more or less than those projected. See "--Estimate of Liquidating Distribution Amount."

Reasons for the Proposal

     The Managing General Partner believes that it is in the best interest of the Partnership and the Interest Holders for the Partnership to sell its properties at this time and to dissolve the Partnership and make a final liquidating cash distribution to its Interest Holders and General Partners for the reasons discussed below.

     Potential Liquidating Distribution. After the sale of the Partnership's Property Interests, there will be funds available for a liquidating distribution. As discussed above, the Managing General Partner believes that the ability to receive the estimated liquidating distribution in one lump sum currently, rather than in smaller amounts over a 20 year period, is one of the benefits of the Proposal, without the continuing risk of such potential distributions being negatively affected but oil and gas price decreases. A vote in favor of the proposal thus might have the effect of making additional funds currently available to the Limited Partners.

     Amount of Remaining Assets. As of December 31, 1996, approximately 57% of the Partnership's ultimate recoverable reserves had been produced, and the Interest Holders' share of the Partnership's remaining reserves, before any reduction for costs, is estimated to be less than 826,000 Mcfe. The Partnership's share of oil and gas reserves are expected to continue to decline as remaining reserves are produced. Distributions to Interest Holders in recent years have declined and are not expected to increase appreciably. Declines in well production are based principally upon the maturity of the wells, not on market factors. Each producing well requires a certain amount of overhead costs, as operating and other costs are incurred regardless of the level of production. Likewise, direct costs and/or general and administrative expenses such as compliance with the securities laws, producing reports to Interest Holders and filing partnership tax returns do not decline as revenues decline. As a result of the depletion of the Partnership's oil and gas reserves, the Managing General Partner believes the Partnership's asset base and future net revenues no longer justify the continuation of operations. Consequently, the Managing General Partner expects that the Partnership will have to start selling a portion of its Property Interests to pay the expenses of future operations and administration. By accelerating the liquidation of the Partnership, those future administrative costs can be avoided and the receipt of the remaining cash value of the interests of the Interest Holders in the Partnership can be accelerated.

     Effect of Gas Prices on Value. The Managing General Partner believes that the key factor affecting the Partnership's long-term performance has been the decrease in oil and gas prices that occurred subsequent to the purchase of the Partnership's properties. Additionally, prices are expected to continue to vary widely over the remaining life of the Partnership, and such changes in gas prices will affect future estimates of revenues from continued operations of the Partnership. Based on 1996 year-end reserve calculations, the Partnership had only about 43% of its ultimate recoverable reserves, before any reduction for costs, remaining for future production. Because of this small amount of this small amount of remaining reserves, even if oil and gas prices were to increase in the future, such increases would be unlikely to have a net positive impact on the total return on investment to the partners in view of the expenses of the Partnership as described above.

     Potential of the Properties. Recovery in amounts great enough to significantly impact the results of the Partnership's operations and the ultimate cash distributions can only occur with the investment of new capital. As provided in the Partnership Agreement, the Partnership expended all of the partners' net commitments for the acquisition of Property Interests many years ago, and it no longer has capital to invest in improvement of the properties through secondary or tertiary recovery. No additional development activities are contemplated by the Operating Partnership on the properties in which the Partnership has a non-operating interest.

     Orderly Sale of Properties Through Approval of the Proposal. The oil and gas market is volatile, making the sale of the properties at optimal prices very time sensitive. The approval of the Proposal would also allow the Managing General Partner to begin the winding up and dissolution of the Partnership following the final sale of the Partnership's Property Interests. The approval of the Proposal will act as the approval of all future assets sales without the approval by the Interest Holders of the specific terms of such future sales.

     Interest Holders' Tax Reporting. Interest Holders will continue to have a partnership income tax reporting obligation with respect to their SDIs as long as the Partnership continues to exist. There is no trading market for the SDIs, so Interest Holders generally are unable to dispose of their interests. See "The Partnership - No Trading Market." The approval of the Proposal would also allow the Managing General Partner to begin the winding up and dissolution of the Partnership. Following the approval of the Proposal and the dissolution and sale of the properties, the Interest Holders will realize gain or loss or a combination of both under the federal income tax laws. Thereafter, Interest Holders will have no further tax reporting obligations with respect to the Partnership. See "Federal Income Tax Consequences."

     If the Partnership approves the proposal but its companion Operating Partnership does not, then the Managing General Partner will attempt to sell the Non-Operating Interest owned by the Partnership to a third party. If no economic sale can be made to a third party, which may occur due to the difficulty in selling a net profits interest in a property when operating and spending decisions are controlled by another entity and when excess costs exist, then the Managing General Partner will get a third party appraisal of the value of the Partnership's Property Interests and will purchase the Partnership's non-operating interests itself for the highest price for which the Property Interests are appraised. The Managing General Partner intends to obtain any such fair market value appraisal from J.R. Butler.

     If the Partnership does not approve the proposal but its companion Operating Partnership approves the proposal to sell its properties, then the Operating Partnership will be forced to sell its working interests in its properties subject to the net profits interest owned by the Partnership which burdens the Operating Partnership's properties. Again this may affect the saleability of the Operating Partnership's properties due to the burden on cash flow caused by the existence of the Partnership's net profits interest. If this burden prevents an economic sale to a third party, then the Managing General Partner will again obtain a third party appraisal of the Operating Partnership's properties and purchase those Property Interests itself.

     Therefore the likelihood of sale of the Partnership's Property Interests will be significantly affected by the ability of the Partnership and its companion Operating Partnership to sell their ownership interests in the same properties at approximately the same time, which in turn is dependent upon approval of the proposal being made to the Partnership and the similar proposal being made simultaneously to the companion Operating Partnership. Failure to approve the proposal by either partnership could significantly adversely affect the sale of properties by the other partnership to the NP/OR Agreement.

Steps to Implement the Proposal

     Following the approval of the Proposal, the Managing General Partner intends to take the following steps to implement it:

     1. Make available to the appropriate persons (that is, the third party, if any, handling the negotiated sales and/or the auction house and prospective purchasers) the following types of data:

          o    Engineering and Geological  Data
               - Production curve
               - Completion report
               - Historical production data
               - Engineering well files
               - Geological maps (if available)
               - Logs (if available)

          o    Land/Legal Data
               - Net Profits Interest schedule for all properties
               - Land files
               - Payout data

          o    Accounting  Data
               - Lease operating statements by well
               - Gas marketing data
               - Oil marketing data
               - Gas balancing data

     2.   Pay or  provide  for  payment  of the  Partnership's  liabilities  and obligations to creditors (See -- "Liquidation") using the Partnership's cash on hand and proceeds from the sale of Partnership properties;

     3. Conduct a final accounting and distribute any remaining cash to the Interest Holders and the General Partners of the Partnership in accordance with the Partnership Agreement;

     4. Cause final Partnership tax returns to be prepared and filed with the Internal Revenue Service and appropriate state taxing authorities;

     5.   Distribute to the Interest Holders final Form K-1 tax information; and

     6. File a Certificate of Cancellation on behalf of the Partnership with the Secretary of State of the State of Texas.

     Auction. The Managing General Partner intends to engage the O&G Clearinghouse or another similar company to conduct live auctions for the sales working interests of the Operating Partnership and the non-operating interests of the Partnership. The O&G Clearinghouse (as well as other such auction companies) is in the business of conducting auctions for oil and gas properties.

The O&G Clearinghouse establishes a data room, which they leave open for a period of time (generally three to four weeks), after which they hold a live auction. The O&G Clearinghouse requires advance registration for all bidders. Bidders may participate by invitation only, after having qualified as knowledgeable and sophisticated parties routinely or actively engaged in the oil and gas business. The O&G Clearinghouse publishes a brochure regarding the properties. The O&G Clearinghouse is headquartered in Houston, Texas. In auctions conducted by the O&G Clearinghouse, properties are generally grouped into small packages with a single field often comprising a property. If the Managing General Partner determines it is interested in buying other Property Interests owned by the Partnership if no higher price is bid at auction, then the same procedure will be used, in each case with the minimum bid amount to be based upon an independent appraisal of the value of the Property Interest by J.R. Butler, the independent Consultant, with the property to be offered at auction to third parties before the Managing General Partner can purchase these Property Interests for the minimum price, and then only if no higher price is received from third parties. The Managing General Partner will not purchase any Property Interests from the Partnership in a negotiated transaction.

     Estimated Selling Costs. The expenses associated with the auction process (auctioneer's fee plus advertising fee) is expected to be approximately 7% of the sales price received. This does not include internal costs of the Managing General Partner with respect to the sales, nor fees owed to third parties for services incident to the sale. For example, if the Managing General Partner engaged a third party to sell the properties, this would entail an additional fee (although in such a case the Managing General Partner's internal costs would be lower). This also does not include the costs of the proxy solicitation. See "General Information-- Solicitation."

     Negotiated Sale. Although the Managing General Partner intends to offer most of the Partnership's and the Operating Partnership's Property Interests at auction, it is possible that the Managing General Partner or a third party engaged for the purpose of selling the Partnership's assets may approach other oil and gas companies and negotiate a sale of certain Property Interests. The Managing General Partner (or such third party) may solicit bids on the oil and gas properties for which the Managing General Partner is the operator. If the Managing General Partner (or third party) solicits bids, it will provide all interested parties with information about the properties needed to bid on such properties. Such information would include raw data and historical information on all of the operated properties that any of the partnerships managed by the Managing General Partner intends to sell. See "--Steps to Implement the Proposal." The data will be organized by property. Neither the Managing General Partner nor its affiliates nor any of the partnerships managed by the Managing General Partner will purchase any of the Partnership's Property Interests in this manner. In the event of a bid that is lower than a price the Managing General Partner believes is reasonable, it may sell the property to a third party bidder for such lower bid price, use another method of sale such as an auction, or have the Partnership continue to hold such property for a while longer. If a property cannot be sold to a third party at auction or on a negotiated basis, which usually occurs because it has no appreciable value, often accompanied by the fact that the property requires expenditures to plug and abandon wells, the Managing General Partner may dispose of such property by conveying it to the operator or by conveying the property to itself, for no consideration. Determination as to whether any such conveyances will be made, including conveyances to the Managing General Partner in such cases, will be made solely by the Managing General Partner. The Managing General Partner is not currently aware of any Property Interests owned by the Partnership which are likely to be conveyed in this manner. Except as described below with respect to Property Interests in the AWP Olmos Field, in no event is the Managing General Partner obligated to purchase any of the Property Interests. See "--AWP Olmos Field."

     Other. Any sale of the Partnership Property Interests and the subsequent liquidating distributions to the Interest Holders, pursuant to the Proposal will be taxable transactions under federal and state income tax laws. See "Federal Income Tax Consequences."

Impact on the Managing General Partner

     The  Managing  General  Partner may purchase  certain of the  Partnership's
Property Interests if the Proposal is approved. In addition, the Managing General Partner will be economically impacted by liquidation in at least two ways. First, to the extent of its ownership of SDIs, liquidation will have the same effect on it as on the Interest Holders. See "--Estimate of Liquidating Distribution Amount," and "--Estimated Share of Interest Holders' Net Distributions from Continued Operations." Second, because of the dissolution and liquidation of the Partnership, together with liquidation of other partnerships, the Managing General Partner will no longer hold the majority interest in various wells. Different operators are likely to be selected and the Managing General Partner will therefore lose revenues that it currently realizes from its role as operator for those properties. The Managing General Partner is making its recommendations as set forth below, on the basis of its fiduciary duties to the Partnership and its partners, rather than on the basis of the direct economic impact on the Managing General Partner.

Recommendation of the Managing General Partner

     For the foregoing reasons, the Managing General Partner believes that it is in the best interests of the Interest Holders to dissolve and liquidate the Partnership in an effort to maximize the value of the Partnership's remaining assets and the amounts distributed to Interest Holders and to accelerate the receipt of such liquidating distributions. The Managing General Partner believes that through the liquidation of the Partnership's remaining assets in the near term, Interest Holders will benefit from the current higher levels of oil and gas prices and therefore, may receive a greater liquidating cash distribution than if the Partnership were to continue to operate as a going concern, and be subject to possible future negative changes in oil and gas prices. Additionally, distribution amounts will be affected by the anticipated continuation of declines in revenues and the continuing relatively fixed general and administrative and operating expenses that will be incurred by the Partnership. Continued operations of the Partnership would mean continuation of the additional costs incurred by the Interest Holders, including the costs associated with inclusion of information from the Schedule K-1 relating to the Partnership in their personal income tax returns. Termination of the Partnership will allow the current receipt of the remaining value of the Partnership and the preparation of a final tax return.

     The Managing General Partner recommends that the Interest Holders vote FOR the Proposal.

                         FEDERAL INCOME TAX CONSEQUENCES

General

     The following summarizes certain federal income tax consequences to the Interest Holders arising from the Partnership's proposed sale of its oil and gas properties and liquidation pursuant to the Proposal. This discussion is not based upon an opinion of counsel and it is possible that results different from those described may occur. Statements of legal conclusions regarding tax consequences are based upon relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and accompanying Treasury Regulations, as in effect on the date hereof, upon a private letter ruling dated February 6, 1991, upon reported judicial decisions and published positions of the Internal Revenue Service (the "Service"), and upon further assumptions that the Partnership constitutes a partnership for federal tax purposes and that the Partnership will be liquidated as described herein. The laws, regulations, administrative rulings and judicial decisions which form the basis for conclusions with respect to the tax consequences described herein are complex and are subject to prospective or retroactive change at any time and any change may adversely affect Interest Holders.

     This summary does not describe all the tax aspects which may affect Interest Holders because the tax consequences may vary depending upon the individual circumstances of an Interest Holder. It is directed to Interest Holders that are qualified plans and trusts under Code Section 401(a) and individual retirement accounts ("IRAs") under Code Section 408 (collectively "Tax Exempt Plans") and that are the original purchasers of the SDIs and hold interests in the Partnership as "capital assets" (generally, property held for investment). Interest Holders were not admitted to the Partnership as limited partners but are treated as partners of the Partnership for federal income tax purposes. Except as otherwise specifically set forth herein, this summary does not address foreign, state or local tax consequences, and is inapplicable to nonresident aliens, foreign corporations, debtors under the jurisdiction of a court in a case under federal bankruptcy laws or in a receivership, foreclosure or similar proceeding, or an investment company, financial institution or insurance company.

Tax Treatment of Tax Exempt Plans

     Sale of Property Interest and Liquidation of Partnership

     The  Managing  General  Partner  is  proposing  to sell  the  Partnership's
Property Interest as well as any other royalties and overriding royalties the Partnership may own. After the sale of the properties, the Partnership's assets will consist solely of cash, which will be distributed to the Interest Holders in complete liquidation of the partnership.

     Tax Exempt Plans are subject to tax on their unrelated business taxable income ("UBTI"). UBTI is income derived by an organization from the conduct of a trade or business that is substantially unrelated to its performance of the function that constitutes the basis of its tax exemption (aside from the need of such organization for funds). Royalty interests, dividends, interest and gain from the disposition of capital assets are generally excluded from classification as UBTI. Notwithstanding these exclusions, royalties, interest, dividends, and gains will create UBTI if they are received from debt-financed property, as discussed below.

     The Internal Revenue Service has previously ruled that the Partnership's Property Interest, as structured under the NP/OR, is a royalty, as are any overriding royalties the Partnership may own. To the extent that the Property Interest is not debt-financed property, neither the sale of the Property Interest by the Partnership nor the liquidation of the Partnership is expected to cause Interest Holders to recognize taxable gain or loss for federal income tax purposes, even though there may be gain or loss upon the sale of the Property Interest for federal income tax purposes.

     Debt-Financed Property

     Debt-financed property is property held to produce income that is subject to acquisition indebtedness. The income is taxable in the same proportion which the debt bears to the total cost of acquiring the property. Generally, acquisition indebtedness is the unpaid amount of (i) indebtedness incurred by a Tax Exempt Plan to acquire an interest in a partnership, (ii) indebtedness incurred in acquiring or improving property, or (iii) indebtedness incurred either before or after the acquisition or improvement of property or the acquisition of a partnership interest if such indebtedness would not have been incurred but for such acquisition or improvement, and if incurred subsequent to such acquisition or improvement, the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement. Generally, property acquired subject to a mortgage or similar lien is considered debt-financed property even if the organization acquiring the property does not assume or agree to pay the debt. Notwithstanding the foregoing, acquisition indebtedness excludes certain indebtedness incurred by Tax Exempt Plans other than IRAs to acquire or improve real property. Although this exception may apply, its usefulness may be limited due to its technical requirements and the fact that the debt excluded from classification as acquisition indebtedness appears to be debt incurred by a partnership and not debt incurred by a partner directly or indirectly in acquiring a partnership interest.

     If an Interest Holder borrowed to acquire its Partnership Interest or had borrowed funds either before or after it acquired its Partnership Interest (i.e., SDIs), its pro rata share of Partnership gain on the sale of the Property Interest may be UBTI. The Managing General Partner has represented that (i) the Partnership did not borrowed money to acquire its Property Interest, and (ii) that the Property Interest of the Partnership is not subject to any debt, mortgages or similar liens that will cause the Partnership's Property Interest to be debt-financed property under Code Section 514. If a Tax Exempt Plan has not caused its Partnership Interest to be debt-financed property, and based upon the representations of the Managing General, the Property Interest is not expected to be considered debt-financed property.

Tax Treatment of Interest Holders Subject to Federal Income Tax Due to Debt-financing

     All references hereinbelow to Interest Holders refers solely to Interest Holders whose Partnership Interest is debt-financed. To the extent that a Tax Exempt Plan's Partnership Interest is only partially debt-financed, the percentage of gain or loss from the sale of the Property Interest and liquidation of the Partnership that will be subject to taxation as UBTI is the percentage of the Tax Exempt Plan's share of Partnership income, gain, loss and deduction adjusted by the following calculation. Section 514(a)(1) includes, with respect to each debt-financed property, as gross income from an unrelated trade or business an amount which is the same percentage of the total gross income derived during the taxable year from or on account of the property as (i) the average acquisition indebtedness for the taxable year with respect to the property is of (ii) the average amount of the adjusted basis of the property during the period it is held by the organization during the taxable year (the "debt/basis percentage").

     A similar calculation is used to determine the allowable deductions. For each debt-financed property, the amount of the deductions directly attributable to the property are multiplied by the debt/basis percentage, which yields the allowable deductions. If the average acquisition indebtedness is equal to the average adjusted basis, the debt/basis percentage is zero and all the income and deductions are included within UBTI. The debt/basis percentage is calculated on an annual basis.

     Tax Exempt Plans with debt-financed Partnership Interests should consult their tax advisors to determine the portion of gain or loss that may be recognized for federal income tax purposes. The following discussion of the tax consequences of the sale of the Partnership Property Interest and the liquidation of the Partnership assumes that all of an Interest Holder's income, gain, loss and deduction from the Partnership is subject to federal taxation.

Taxable Gain or Loss Upon Sale of Properties

     An Interest Holder will realize and recognize gain or loss, or a combination of both, upon the Partnership's sale of its properties prior to liquidation. The amount of gain realized with respect to each property, or related asset, will be an amount equal to the excess of the amount realized by the Partnership and allocated to the Interest Holder (i.e., cash or consideration received) over the Interest Holder's adjusted tax basis for such property. Conversely, the amount of loss realized with respect to each property or related asset will be an amount equal to the excess of the Interest Holder's tax basis over the amount realized by the Partnership for such property and allocated to the Interest Holder. It is projected that taxable loss will be realized upon the sale of Partnership properties and that such loss will be allocated among the Interest Holders in accordance with the Partnership Agreement. The Partnership Agreement includes an allocation provision that requires allocations pursuant to a liquidation be made among Partners (i.e., the Interest Holders and the Managing General Partner) in a fashion that equalizes capital accounts of the Partners so that the amount in each Partner's capital account will reflect such Partner's sharing ratio of income and loss. The extent to which capital accounts can be equalized, however, is limited by the amount of gain and loss available to be allocated.

     Realized gains and losses generally must be recognized and reported in the year the sale occurs. Accordingly, each Interest Holder will realize and recognize his allocable share of gains and losses in his tax year within which the Partnership properties are sold.

Liquidation of the Partnership

     After sale of its properties, the Partnership's assets will consist solely of cash which it will distribute to its partners (including Interest Holders) in complete liquidation. The Partnership will not realize gain or loss upon such distribution of cash to its partners in liquidation. If the amount of cash distributed to an Interest Holder in liquidation is less than such Interest Holder's adjusted tax basis in his Partnership interest, the Interest Holder will realize and recognize a capital loss to the extent of the excess. If the amount of cash distributed is greater than such Interest Holder's adjusted tax basis in his Partnership interest, the Interest Holder will recognize a capital gain to the extent of the excess.

Capital Gains Tax

     Net long-term capital gains of individuals, trusts and estates will be taxed at a maximum rate of 28%, while ordinarily income, including income from the recapture of depletion, will be taxed at a maximum rate depending on that Interest Holder's taxable income of 36% or 39.6%. With respect to net capital losses, other than Section 1231 net losses, the amount of net long-term capital loss that can be utilized to offset ordinary income will be limited to the sum of net capital gains from other sources recognized by the Interest Holder during the tax year, plus $3,000 ($1,500, in the case of a married individual filing a separate return). The excess amount of such net long-term capital loss may be carried forward and utilized in subsequent years subject to the same limitations. Corporations are taxed on net long-term capital gains at their ordinary Section 11 rates and are allowed to carry net capital losses back three years and forward five years.

Passive Loss Limitations

     Interest Holders that are individuals, trusts, estates, or personal service corporations are subject to the passive activity loss limitations rules that were enacted as part of the Tax Reform Act of 1986.

     An Interest Holder's allocable share of Partnership income, gain, loss, and deduction is treated as derived from a passive activity, except to the extent of Partnership portfolio income, which includes interest, dividends, royalty income and gains from the sale of property held for investment purposes. An Interest Holder's allocable share of any gain or loss realized on sale of the Partnership's net profits interest is expected to be characterized as portfolio and may not be offset, or be offset by, passive activity gains or losses.

     THE FOREGOING DISCUSSION AND IS INTENDED TO BE A SUMMARY OF CERTAIN INCOME TAX CONSIDERATIONS OF THE SALE OF PROPERTIES AND LIQUIDATION. EACH INTEREST HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING ITS PARTICULAR TAX CIRCUMSTANCES AND THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE SALE OF PROPERTIES AND THE LIQUIDATION OF THE PARTNERSHIP.

                           BUSINESS OF THE PARTNERSHIP

     The Partnership is a Texas limited partnership formed June 30, 1991. SDIs in the Partnership are registered under Section 12(g) of the Securities Exchange Act of 1934. In addition to the following information about the business of the Partnership, see the attached Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, both included herewith.

Reserves

     For information about the Partnership's interest in oil and gas reserves and future net revenue expected from the production of those reserves as of December 31, 1996, see the attached report, which was audited by H. J. Gruy and Associates, Inc., independent petroleum consultants. It should be noted that the reserve estimates in the Annual Report on Form 10-K reflect the entire Partnership reserves and that the reserve report in the attached letter from H.
J. Gruy and Associates, Inc. reflects only the Interest Holders' share of the Partnership's estimated oil and gas reserves. Neither of these reports reflect the Partnership's share of existing and future costs of operations which must be debited from the Partnership's interest in reserves in order to determine the Partnership's net interest in reserves by virtue of its net profits interest. This report has not been updated to include the effect of production since year-end 1996, nor has the annual review of estimated quantities done each year-end taken place for 1997.

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates and timing of production, future costs and future development plans. Oil and gas reserve engineering must be recognized as a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact way, and estimates of other engineers might differ from those in the attached report. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate, and, as a general rule, reserve estimates based upon volumetric analysis are inherently less reliable than those based on lengthy production history. Accordingly, reserve estimates are often different from the quantities of oil and gas that are ultimately recovered.

     In estimating the Partnership's interest in oil and natural gas reserves, the Managing General Partner has used flat pricing based upon estimates of 1997 average prices, without escalation, except in those instances where fixed and determinable gas price escalations are covered by contracts, limited to the price the Partnership reasonably expects to receive. These pricing assumptions vary from those mandated by the Securities and Exchange Commission ("SEC") for reserves disclosed under applicable SEC rules, which require use of prices at year-end, although the discount rate and lack of escalation are the same. If estimates of reserves and future net revenues had been prepared using December 31, 1996 prices, as mandated by the SEC, reserves, future net revenues and the present value thereof would be significantly higher. The Managing General Partner has determined not to use these higher prices because current estimates of 1997 average prices more accurately reflect prices purchasers of properties are willing to pay, rather than higher values which do not reflect the decrease in prices since year-end 1996. For example, the weighted average price of gas received by the Partnership during the six months of 1997 was $2.12 per Mcf, as compared to $4.79 per Mcf at December 31, 1996. The Managing General Partner does not believe that any favorable or adverse event causing a significant change in the estimated quantity of proved reserves set forth in the attached report has occurred between December 31, 1996, and the date of this Proxy Statement.

     Future prices received for the sale of the Partnership's products may be higher or lower than the prices used in the Partnership's estimates of oil and gas reserves; the operating costs relating to such production may also increase or decrease from existing levels.

The Managing General Partner

     Subject to certain limitations set forth in the Partnership Agreement, the Managing General Partner has full, exclusive and complete discretion in the management and control of the business of the Partnership. The Managing General Partner has general liability for the debts and obligations of the Partnership.

     The Managing General Partner is engaged in the business of oil and gas exploration, development and production, and the Managing General Partner serves as the general partner of a number of other oil and gas income and pension partnerships. The Managing General Partner's common stock is traded on the New York and Pacific Stock Exchanges.

     The principal executive offices of the Managing General Partner are located at 16825 Northchase Drive, Suite 400, Houston, Texas 77060, telephone number
(281) 874-2700.

Transactions Between the Managing General Partner and the Partnership

     The Managing General Partner receives operating fees for wells in which the Partnership has a net profits interest and for which the Managing General Partner or its affiliates serve as operator. It is anticipated that, due to the sale of interests in wells by the Operating Partnership, the Managing General Partner will no longer serve as operator for a number of the wells in which the Partnership has a net profits interest. To the extent that the operator changes because of a change in ownership of the properties, the Managing General Partner will lose the revenues it currently earns as operator, which are less than 1.0% of the Managing General Partner's net revenues. The Managing General Partner believes, however, that it will be positively affected, on the other hand, by liquidation of the Partnership, on the basis of its ownership interest in the Partnership. See "The Proposal--Estimates of Liquidating Distribution Amount," and "The Proposal--Impact on the Managing General Partner."

     Under the Partnership Agreement, the Managing General Partner has received certain compensation for its services and reimbursement for expenditures made on behalf of the Partnership, which was paid at closing of the offering of SDIs, in addition to revenues distributable to the Managing General Partner with respect to its general partnership interest or SDIs it has purchased. In addition to those revenues, compensation and reimbursements, the following summarizes the transactions between the Managing General Partner and the Partnership pursuant to which the Managing General Partner has been paid or has had its expenses reimbursed on an ongoing basis:

     o The Managing General Partner has received internal acquisition costs reimbursements of $195,385 from the Partnership from inception through June 30, 1997.

     o The Managing General Partner receives per-well monthly operating fees from the Operating Partnership for certain producing wells in which the Partnership owns Property Interests and for which it serves as operator in accordance with the joint operating agreements for each of such wells. The fees that are set in the joint operating agreements are negotiated with the other working interest owners of the properties.

     o The Managing General Partner is entitled to be reimbursed and has been reimbursed from inception to June 30, 1997, $231,213 for general and administrative costs incurred on behalf of and allocable to the Partnership, including employee salaries and office overhead. Amounts are calculated on the basis of Interest Holders' capital contributions to the Partnership relative to contributions of all interest holders or limited partners of partnerships for which the Managing General Partner serves as Managing General Partner.

     o The Managing General Partner has been reimbursed $8,536 for direct expenses, all of which were billed by, and then paid directly to, third party vendors.

     o The Managing General Partner has received a nonaccountable incentive amount of $53,408 for services rendered from inception to June 30, 1997.

No Trading Market

     There is no trading market for the SDIs, and none is expected to develop. Under the Partnership Agreement, the Interest Holders have the right to present their SDIs to the Managing General Partner for repurchase at a price determined in accordance with the formula established by Article XV of the Partnership Agreement. Originally 299 Interest Holders invested in the Partnership. Through December 31, 1996, the Managing General Partner has purchased 25,000 SDIs from Interest Holders pursuant to the right of presentment. As of August 15, 1997, there were 298 Interest Holders (excluding the Managing General Partner). The Managing General Partner does not have an obligation to repurchase interests pursuant to this right of presentment but merely an option to do so when such interests are presented for repurchase.

Principal Holders of SDIs

     The Managing General Partner holds 0.98% of the SDIs in the Partnership. To the knowledge of the Managing General Partner, there is no holder of SDIs that holds more than 5% of the SDIs.

Approvals

     No federal or state regulatory requirements must be satisfied or approvals obtained in connection with the sale of the Partnership's Property Interests.

Legal Proceedings

     The Managing General Partner is not aware of any material pending legal proceedings to which the Partnership is a party or of which any of its property is the subject.


       INCORPORATION OF CERTAIN INFORMATION BY REFERENCE AND ATTACHMENT OF
                             SUCH INFORMATION HERETO

     The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996, and its quarterly report on Form 10-Q for the second quarter of 1997, which are attached hereto and incorporated herein by reference.

                                 OTHER BUSINESS

     The Managing General Partner does not intend to bring any other business before the Meeting and has not been informed that any other matters are to be presented at the Meeting by any other person.


                                     SWIFT ENERGY COMPANY
                                     as Managing General Partner of
                                     Swift Energy Pension Partners 1991-A, Ltd.



                                     /s/ John R. Alden
                                     -------------------------------------------
                                     John R. Alden
                                     Secretary

                                 FORM OF PROXY

                   SWIFT ENERGY PENSION PARTNERS 1991-A, LTD.

                 This Proxy is Solicited by the Managing General
             Partner for a Special Meeting of Interest Holders to be
                            held on October 30, 1997

     The undersigned hereby constitutes and appoints A. Earl Swift, Bruce H. Vincent, Terry E. Swift or John R. Alden, as duly authorized officers of Swift Energy Company, acting in its capacity as Managing General Partner of the Partnership, or any of them, with full power of substitution and revocation to each, the true and lawful attorneys and proxies of the undersigned at a Special Meeting of the Interest Holders (the "Meeting") of SWIFT ENERGY MANAGED PENSION PARTNERS 1991-A, LTD. (the "Partnership") to be held on October 30, 1997 at 4:00 p.m. Houston time, at 16825 Northchase Drive, Houston, Texas, and any adjournments thereof, and to vote as designated, on the matter specified below, the Depositary Interests standing in the name of the undersigned on the matter specified below, the Depositary Interests standing in the name of the undersigned on the books of the Partnership (or which the undersigned may be entitled to vote) on the record date for the Meeting with all powers the undersigned would possess if personally present at the Meeting:


The adoption of a proposal         FOR           AGAINST            ABSTAIN
("Proposal") for (a) sale of
substantially all of the          [ ]             [ ]                [ ]
assets of the Partnership
(consisting of its net
profits interest) including
the purchase in certain
circumstances of the Partner-
ship's property interests
underlying its net profits
interests by the Managing
General Partner and/or its
affiliates, and (b) the
dissolution, winding up and
termination of the Partnership.
The undersigned hereby directs
said proxies to vote:

     This proxy will be voted in accordance with the specifications made hereon. If no contrary specification is made, it will be voted FOR the Proposal.

     Receipt of the Partnership's Notice of Special Meeting of Interest Holders and Proxy Statement dated September 30, 1997 is acknowledged.


                PLEASE SIGN AND RETURN THE PROXY IN THE ENCLOSED,
                     POSTAGE-PAID, PRE-ADDRESSED ENVELOPE BY
                                OCTOBER 24, 1997.



SIGNATURE                                         DATE
          ---------------------------                  -------------------------

SIGNATURE                                         DATE
          ---------------------------                  -------------------------

SIGNATURE                                         DATE
          ---------------------------                  -------------------------

     If Depositary Interests are held jointly, all joint tenants must sign.

Documents Included

     The Partnership's Annual Report on Form 10-K for the year ended December 31, 1996 and its quarterly report on Form 10-Q for the second quarter of 1997 are included with this Proxy Statement and incorporated herein by reference. See "Incorporation of Certain Information By Reference and Attachment of Such Information Hereto." Additionally, a reserve report dated May 20, 1997, prepared as of December 31, 1996, and audited by H. J. Gruy and Associates, Inc., is attached hereto together with the appraisal of J. R. Butler and Company dated May 9, 1997 of the fair market value of the Partnership's Property Interests in the AWP Olmos Field.



                                TABLE OF CONTENTS


SUMMARY  ....................................................................  1

SPECIAL FACTORS..............................................................  6
         Documents Included..................................................  6
         Vote Required.......................................................  6
         Proxies; Revocation.................................................  6
         Dissenters' Rights..................................................  8
         Payment of Liquidating Distributions................................  7
         Managing General Partner Benefits from Sales........................  8

            Solicitation.....................................................  7

RISK FACTORS.................................................................  7
         Uncertainty of Liquidating Distributions............................  7
         Undetermined Sales Prices; Volatility of Oil and Gas Prices.........  7
         Potential Purchases by an Affiliate.................................  7
         Dependence on Operating Partnership.................................  8


THE PROPOSAL.................................................................  9
         General  ...........................................................  9
         Partnership Financial Performance and Condition.....................  9
         Anticipated Impact of Property Sales and Liquidation................ 12
         Estimates of Liquidating Distribution Amount........................ 12
         Comparison of Sale Versus Continuing Operations..................... 15
         Reasons for the Proposal............................................ 15
         The AWP Olmos Field................................................. 17
         Auction Procedure................................................... 17
         Fair Market Value Opinion of J.R. Butler and Company................ 18
         Simultaneous Proposal to Operating Partnership...................... 19
         Steps to Implement the Proposal..................................... 20
         Impact on the Managing General Partner.............................. 22
         Recommendation of the Managing General Partner...................... 22

FEDERAL INCOME TAX CONSEQUENCES.............................................. 23
         General............................................................. 23
         Tax Treatment of Tax Exempt Plans................................... 23
         Tax Treatment of Interest Holders Subject to Federal Income
            Due to Debt-financing............................................ 24
         Taxable Gain or Loss Upon Sale of Properties........................ 25



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


         Liquidation of the Partnership...................................... 25
         Capital Gains Tax................................................... 25
         Passive Loss Limitations............................................ 26

BUSINESS OF THE PARTNERSHIP.................................................. 27
         Reserves ........................................................... 27
         The Managing General Partner........................................ 28
         Transactions Between the Managing General Partner and the
                  Partnership................................................ 28
         No Trading Market................................................... 29
         Principal Holders of SDIs........................................... 29
         Approvals........................................................... 29
         Legal Proceedings................................................... 29

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
         AND ATTACHMENT OF SUCH INFORMATION HERETO........................... 29

OTHER BUSINESS............................................................... 30

FORM OF PROXY................................................................ 31




                                       ii